Exhibit 10.2

FORM OF

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of [DATE], by and among WELLESLEY BANCORP, INC., (the “Corporation”), WELLESLEY BANK, a wholly-owned subsidiary of the Corporation (the “Bank”), and THOMAS J. FONTAINE (the “Executive”). The Corporation and the Bank are sometimes referred to in this Agreement individually and together as the “Employer,” or “Employers.”

WHEREAS, the Executive serves in position of substantial responsibility with the Corporation and the Bank;

WHEREAS, the Executive and the Bank previously entered into an employment agreement as of May 16, 2007;

WHEREAS, the Executive and the Bank wish to make certain changes to the existing agreement and the Executive and the Corporation wish to enter into an employment agreement to set forth the terms of the Executive’s continued employment in these positions;

WHEREAS, the Executive is willing and desires to serve in these positions with the Corporation and the Bank.

NOW, THEREFORE, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1

EMPLOYMENT

1.1 Employment. The Employer hereby employs the Executive to serve as President and Chief Executive Officer of each of the Corporation and the Bank according to the terms and conditions of this Agreement and for the period stated in Section 1.3 of this Agreement. The Executive hereby accepts employment according to the terms and conditions of this Agreement and for the period stated in Section 1.3 of this Agreement.

1.2 Duties. As President and Chief Executive Officer, the Executive shall perform all duties and have all powers associated with these positions, as set forth in any job description provided to the Executive by the Bank and the Corporation and as set forth on Exhibit A to this Agreement. The duties and responsibilities assigned to the Executives by the boards of directors shall be consistent with the duties and responsibilities as would be customarily assigned to a person occupying the positions held by the Executive pursuant to the terms of this Agreement. The Executive shall serve under the directions of the boards of directors. The Executive shall report directly to the boards of directors. The Executive shall serve the Employers faithfully, diligently, competently, and to the best of the Executive’s ability. The Executive shall exclusively devote full working time, energy, and attention to the business of the Employers and to the promotion of the interests of the Employers throughout the term of this Agreement. Without the prior written consent of the board of directors of each of the Corporation and the Bank, during the term of this Agreement the Executive shall not render services to or for any person, firm, corporation, or other entity or organization in exchange for compensation, regardless of the form in which the compensation is paid and regardless of whether it is paid directly or indirectly to the Executive. Nothing in this Section 1.2 shall prevent the Executive from managing personal investments and affairs, provided that doing so does not interfere with the proper performance of the Executive’s duties and responsibilities under this Agreement.

1.3 Term.

(a) The period of Executive’s employment under this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of thirty-six (36) full calendar months thereafter. Commencing on the date of the execution of this Agreement, the term of this Agreement shall be extended for one day each day until such time as the boards of directors or the Executive elects not to extend the term of the Agreement by giving proper written notice to the other party, in which case the term of this Agreement shall be fixed and shall end on the third anniversary of the date of such written notice.

(b) During the period of Executive’s employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder, including activities and services related to the organization, operation and management of the Holding Company and its direct or indirect subsidiaries (“Subsidiaries”) and participation in community, professional and civic organizations; provided, however, that, with the approval of the Board, as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in such Board’s judgment, will not present any conflict of interest with the Holding Company or its Subsidiaries, or materially affect the performance of Executive’s duties pursuant to this Agreement.

(c) Notwithstanding anything herein contained to the contrary, Executive’s employment with the Holding Company may be terminated by the Holding Company or Executive during the term of this Agreement, subject to the terms and conditions of this Agreement. However, Executive shall not perform, in any respect, directly or indirectly, during the pendency of his temporary or permanent suspension or termination from the Institution, duties and responsibilities formerly performed at the Institution as part of his duties and responsibilities as President and Chief Executive Officer of the Holding Company.

1.4 Service on the Boards of Directors. The Executive serves as a member of the board of directors each of the Corporation and the Bank. The board of directors of each of the Corporation and the Bank shall undertake every lawful effort to ensure that the Executive continues throughout the term of his employment to be elected or reelected as a director of the Corporation and the Bank. Notwithstanding anything in this Agreement to the contrary, unless otherwise agreed to by the parties, the Executive shall be deemed to have resigned as a director of each of the Corporation and the Bank effective immediately after termination of the Executive’s employment under Article 3 of this Agreement, regardless of whether the Executive submits a formal, written resignation as director.

ARTICLE 2

COMPENSATION AND BENEFITS

2.1 Base Salary. In consideration of the Executive’s performance of the obligations under this Agreement, the Employer shall pay or cause to be paid to the Executive a salary at the annual rate of not less than $[AMOUNT], payable according to the regular payroll practices of the Employer. The Executive’s salary shall be subject to annual review. The Executive’s salary, as the same may be modified from time to time, is referred to in this Agreement as the “Base Salary.” All compensation under this Agreement shall be subject to customary income tax withholding and such other employment taxes as are imposed by law.

2.2 Incentive Compensation.

(a) The Executive shall be eligible for an incentive bonus at the discretion of the Board of Directors of the Bank, subjectively based on the Bank’s performance. Such incentive compensation shall be awarded in November of each year.

(b) The Executive shall be eligible to receive a holiday bonus to be paid in December of each year. Such bonus shall be equal to one week’s pay.

(c) The Executive may receive an annual bonus in August of each year, to be approved annually by the Audit Committee of the board of Directors of the Bank, subject to the Employer’s profitability. The award of said bonus is discretionary but shall be a fixed about of Ten Thousand Dollars ($10,000.00).

2.3 Benefit Plans and Perquisites. For as long as the Executive is employed by the Employer, the Executive shall be eligible (x) to participate in any and all officer or employee compensation, incentive compensation and benefit plans in effect from time to time, including without limitation plans providing retirement, medical, dental, disability, and group life benefits and including stock-based compensation, incentive, or bonus plans existing on the date of this Agreement or adopted after the date of this Agreement, provided that the Executive satisfies the eligibility requirements for any the plans or benefits, and (y) to receive any and all fringe and other benefits provided from time to time, including the specific items described in (a)-(f) below.

(a) Reimbursement of business expenses. The Executive shall be entitled to reimbursement for all reasonable business expenses incurred while performing his obligations under this Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of the Employers and reasonable expenses for attendance at annual and other periodic meetings of trade associations. Expenses will be reimbursed if they are submitted in accordance with the Employer’s policies and procedures.

(b) Automobile. The Employer shall provide the Executive with, and the Executive shall have the primary use of, an automobile owned or leased by the Employer. The Employer shall pay (or reimburse the Executive) for all expenses of insurance, registration, operation and maintenance of the automobile. The Executive shall comply with reasonable reporting and expense limitations on the use of such automobile, as the Employer may establish from time to time, and the Employer shall annually include on the Executive’s Form W-2 any amount attributable to the Executive’s personal use of such automobile. In addition, on the date of the Executive’s retirement or termination other than for Cause, the Employer shall transfer the title and ownership of the vehicle in use to the Executive and shall make federal and state withholding tax deposits for the quarter on behalf of the Executive in amounts calculated as the “Tax Gross-Up” pursuant to this Section 2.2(b). The Tax Gross-Up shall be calculated by first determining the fair value of the vehicle at the date of transfer. This fair value will be divided by the “Tax %” and the fair value will then be subtracted for the result to determine the Tax Gross-Up to be deposited. The Tax % will be the result of subtracting the sum of the Executive’s marginal tax rates for federal and state income taxes, employee Medicare tax, and, if applicable, employee Social Security tax from 100.0%

(c) Deferred Compensation and Split Dollar Program. The Executive shall be entitled to participate in the Split Dollar Insurance Program of the Bank in existence at the Effective Date hereof, and in future deferred compensation or split dollar programs proposed by the Governance Committee and approved by the boards of directors.

(d) Professional Associations. The Executive shall be entitled to attend such courses, conferences and seminars of his selection at the Employer’s expense, including the cost of spouse accompanied travel when deemed appropriate by the boards of directors, provided that the Employer shall only be required to cover reasonable expense associated with the Executive’s attendance at such courses, conferences and seminars that are incurred consistent with the Employer’s budget operating plan and policies then in effect.

(e) Facilities. The Employer will furnish the Executive with the working facilities and staff customary for executive officers with comparable titles and duties of the Executive as set forth in Sections 1.1 and 1.2 of this Agreement and as are necessary for the Executive to perform his duties. The location of such facilities and staff shall be at the principal administrative offices of the Corporation, or at such other site or sites customary for such offices.

2.3 Vacation; Leave. The Executive shall be entitled to sick leave and paid annual vacation in accordance with policies established from time to time by the Employer. In addition to paid vacations (of no less than four (4) weeks on a non-cumulative basis) and other leave, the boards of directors may grant the Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the boards of directors may determine.

2.4 Insurance. The Employer shall maintain or cause to be maintained liability insurance covering the Executive throughout the term of this Agreement.

ARTICLE 3

EMPLOYMENT TERMINATION

3.1 Termination Because of Death.

(a) Death. The Executive’s employment and this Agreement shall terminate automatically at the Executive’s death. If the Executive dies in active service to the Employer, the Executive’s spouse, or, if there is no surviving spouse, his estate, shall receive any sums due to the Executive as Base Salary and reimbursement of expenses through the date his death occurred.

(b) Disability. By delivery of written notice thirty (30) days in advance to the Executive, the Employer may terminate the Executive’s employment and this Agreement if the Executive is disabled and the Executive shall receive any sums due to him as Base Salary and reimbursement of expenses through the date of his termination. The Employer shall also pay to the Executive an amount equal to Average Monthly Compensation (as defined for purposes of Section 4.1 of this Agreement) for each full month following such termination until the later of the month prior to the month for which the Executive’s long-term disability benefits become payable or six (6) months commencing with the month following the month in which the date of termination occurs. For purposes of this Agreement, the Executive shall be considered disabled if: (i) he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) he is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not les than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer. Medical determination of a disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Employer. Upon the request of the Employer, the Executive must submit proof of the Social Security Administration’s or the provider’s determination. The Executive shall not be considered disabled, however, if the Executive returns to work on a full-time basis within thirty (30) days after the Employer gives notice of termination due to disability. If the Executive is terminated by either of the Corporation or the Bank because of disability, the Executive’s employment with the other shall also terminate at the same time. During the period of incapacity leading up to the termination of the Executive’s employment under this provision, the Employer shall continue to pay the full Base Salary at the rate then in effect and all perquisites and other benefits (other than bonus) until the Executive becomes eligible for benefits under any disability plan or insurance program maintained by the Employer, provided that the amount of the payments by the Employer to the Executive under this Section 3.1(b) shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any disability benefit or pension plan covering the Executive.

3.2 Involuntary Termination with Cause. The Employer may terminate the Executive’s employment for Cause. If the Executive’s employment terminates for Cause, the Executive shall receive the Base Salary through the date on which termination becomes effective and reimbursement of expenses to which the Executive is entitled when termination becomes effective. If the Executive is terminated for Cause by either of the Corporation or the Bank, the Executive shall be deemed also to have been terminated for Cause by the other. The Executive shall not be deemed to have been terminated for Cause under this Agreement unless and until there is delivered to the Executive a copy of a resolution adopted at a meeting of the board of directors called and held for the purpose, which resolution shall (x) contain findings that the Executive has committed an act constituting Cause, and (y) specify the particulars thereof. The resolution of the board of directors shall be deemed to have been duly adopted if and only if it is adopted by the affirmative vote of 75% of the directors of the Corporation then in office or a majority of the directors of the Bank then in office, in either case excluding the Executive. Notice of the meeting and the proposed termination for Cause shall be given to the Executive a reasonable time before the meeting of the board of directors. The Executive and the Executive’s counsel (if the Executive chooses to have counsel present) shall have a reasonable opportunity to be heard by the board of directors at the meeting. For purposes of this Agreement “Cause” means any of the following:

(1)	a material act of personal dishonesty in performing Executive’s duties on behalf of the Employers;

(2)	a willful misconduct that in the judgment of the boards of directors will likely cause economic damage to the Employers or their affiliates or injury to the business reputation of the Employers or their affiliates;

(3)	a breach of fiduciary duty involving personal profit;

(4)	the intentional failure to perform stated duties under this Agreement after written notice thereof from the board of directors if such failure is not cured within thirty (30) days of such notice;

(5)	a willful violation of any law, rule or regulation (other than minor or routine traffic violations or similar offenses) that reflects adversely on the reputation of the Company or the Association or its affiliates, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order;

(6)	a material breach by the Executive of any provision of this Agreement.

No act, or failure to act, on the Executive’s part shall be considered “willful” unless he has acted, or failed to act, with an absence of good faith and without reasonable belief that his action or failure to act was in the best interest of the Company.

3.3 Voluntary Termination by the Executive Without Good Reason. If the Executive terminates employment without Good Reason, the Executive shall receive the Base Salary and expense reimbursement to which the Executive is entitled through the date on which termination becomes effective. The Executive must provide the Employers with sixty (60) days notice of termination under this provision.

3.4 Involuntary Termination Without Cause and Voluntary Termination with Good Reason. With written notice to the Executive at least sixty (60) days in advance, the Employer may terminate the Executive’s employment without Cause. Termination shall take effect at the end of the notice period. With advance written notice to the Employer as provided in clause (y), the Executive may terminate employment for Good Reason. If the Executive’s employment terminates involuntarily without Cause or voluntarily but with Good Reason, the Executive shall be entitled to the benefits specified in Article 4 of this Agreement. For purposes of this Agreement, a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if the conditions stated in both clauses (x) and (y) of this Section 3.4 are satisfied:

(x) a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if any of the following occur without the Executive’s written consent, and the term Good Reason shall mean the occurrence of any of the following without the Executive’s written consent:

(1)	a material diminution of the Executive’s Base Salary;

(2)	a material diminution of the Executive’s authority, duties, or responsibilities;

(3)	a change in the Executive’s reporting responsibilities so that the Executive reports to an officer or employee instead of reporting directly to the board of directors or the failure re-elected the Executive to the board of directors;

(4)	any other action or inaction that constitutes a material breach by the Employer under this Agreement.

(y) the Executive must give notice to the Employer of the existence of one or more of the conditions described in clause (x) within sixty (60) days after the initial existence of the condition, and the Employer shall have thirty (30) days thereafter to remedy the condition. In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (x) must occur within six (6) months after the initial existence of the condition.

ARTICLE 4

SEVERANCE COMPENSATION

4.1 Cash Severance after Termination Without Cause or Termination for Good Reason.

(a) Subject to the possibility that cash severance after employment termination might be delayed under Section 4.1(b), if the Executive’s employment terminates involuntarily but without Cause or if the Executive voluntarily terminates employment with Good Reason, the Executive shall receive a lump sum payment, within ten (10) business days of his termination, equal to the product of his (i)

Average Monthly Compensation multiplied by (ii) the number of months (including partial months) from the effective date of his termination through the then unexpired term of the Agreement or, if greater, twelve (12). In addition, from the effective date of the termination through the then un-expired portion of the term of the Agreement (or, if greater, for a period of twelve months following the effective date of the termination (the “Severance Period”), the Employer shall pay an amount equal to what would be the Executive’s cost of COBRA health continuation coverage for the Executive and eligible dependents for the greater of the Severance Period or the period during which the Executive and those eligible dependents are entitled to COBRA health continuation coverage from the Employer. However, the Employer and the Executive acknowledge and agree that the compensation and benefits under this Section 4.1 shall not be payable if compensation and benefits are payable or shall have been paid to the Executive under Article 5 of this Agreement. For purposes of this Section 4.1, the terms “Average Monthly Compensation” means the highest amount of the Executive’s compensation reported in Box 5 on Form W-2 for three years divided by 12.

(b) If when employment termination occurs the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) if the cash severance payment under Section 4.1(a) would be considered deferred compensation under Section 409A of the Code, and finally if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available, the payment, to the extent or amount necessary, will be made to the Executive without interest on the first business day of the seventh (7th) month after the month in which the Executive’s employment terminates. References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A of the Code.

ARTICLE 5

CHANGE IN CONTROL BENEFITS

5.1 Change in Control Benefits. If a Change in Control occurs during the term of this Agreement and (i) thereafter during the term of the Agreement, the Executive’s employment terminates involuntarily but without Cause or (ii) if the Executive voluntarily terminates employment with Good Reason or (iii) the Executive voluntarily terminates employment for any reason, upon thirty (30) days notice, within the period commencing ninety (90) days prior to the Change in Control and ending twelve (12) months following the Change in Control, the Executive shall receive a lump sum payment, within ten (10) business days of his termination, equal to the product of his (i) Average Monthly Compensation multiplied by (ii) the number of months (including partial months) from the effective date of his termination through the then unexpired term of the Agreement or, if greater, twelve (12). In addition, from the effective date of the termination through the then un-expired portion of the term of the Agreement (or, if greater, for a period of twelve months following the effective date of the termination (the “Severance Period”), the Employer shall pay an amount equal to what would be the Executive’s cost of COBRA health continuation coverage for the Executive and eligible dependents for the greater of the Severance Period or the period during which the Executive and those eligible dependents are entitled to COBRA health continuation coverage from the Employer. However, the Employer and the Executive acknowledge and agree that the compensation and benefits under this Section 5.1 shall not be payable if compensation and benefits are payable or shall have been paid to the Executive under Article 4 of this Agreement. For purposes of this Section 5.1, the terms “Average Monthly Compensation” means the highest amount of the Executive’s compensation reported in Box 5 on Form W-2 for three years divided by 12. If the Executive receives payment under Section 5.1, the Executive shall not be entitled to any additional severance benefits under Section 4.1 of this Agreement. In addition, the Employer shall provide the Executive and his dependents with the post-termination insurance coverage described in Section 4.2(a) of this Agreement, subject to the provisions of Section 4.2(b) of this Agreement.

5.2 Change in Control Defined. For purposes of this Agreement “Change in Control” means a change in control as defined in Section 409A of the Code and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including:

(a) Change in ownership: a change in ownership of the Corporation occurs on the date any one person or group accumulates ownership of Corporation stock constituting more than 50% of the total fair market value or total voting power of Corporation stock,

(b) Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of Corporation stock possessing 30% or more of the total voting power of Corporation stock, or (y) a majority of the Corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Corporation’s board of directors, or

(c) Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of the Corporation’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from the Corporation assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the Corporation’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of the Corporation’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

5.3 Potential Limitation of Benefits Under Certain Circumstances. Notwithstanding any other provisions of this Agreement, in the event that (x) the aggregate payments or benefits to be made or afforded to the Executive under this Agreement or otherwise, which are deemed to be parachute payments as defined in Section 280G of the Code or any successor thereof, (the “Termination Benefits”) would be deemed to include an “excess parachute payment” under Section 280G of the Code; and (y) if such Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times the Executive’s “base amount,” as determined in accordance with Section 280G of the Code and the Non-Triggering Amount less the product of the marginal rate of any applicable state and federal income tax and the Non-Triggering Amount would be greater than the aggregate value of the Termination Benefits (without such reduction) minus (1) the amount of tax required to be paid by the Executive thereon by Section 4999 of the Code and further minus (2) the product of the Termination Benefits and the marginal rate of any applicable state and federal income tax, then the Termination Benefits shall be reduced to the Non-Triggering Amount. The allocation of the reduction required hereby among the Termination Benefits shall be determined by the Executive. The Corporation’s independent public accountants or another independent firm will determine the value of any reduction in the payments and benefits; the Employer will pay for the accountants’ opinion. If the Employer and/or the Executive do not agree with the accountants’ opinion, the Employer will pay to the Executive the maximum amount of payments and benefits pursuant to Section 5 of this Agreement or otherwise, as selected by the Executive, that the opinion indicates have a high probability of not causing any of the payments and benefits to be non-deductible and subject to the excise tax imposed under Section 4999 of the Code. Nothing contained in this Agreement shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment other than pursuant to Section 5 hereof, or a reduction in the payments and benefits specified, below zero.

ARTICLE 6

CONFIDENTIALITY AND CREATIVE WORK

6.1 Non-disclosure. The Executive covenants and agrees not to reveal to any person, firm,

or corporation any confidential information of any nature concerning the Employer or its business, or anything connected therewith. As used in this Article 6 the term “confidential information” means all of the Employer’s and the Employer’s affiliates’ confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Agreement, including but not limited to:

(a) the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information;

(b) the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information;

(c) the whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections, or other sales information; and

(d) trade secrets, as defined from time to time by the laws of Massachusetts. This Section 6.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.

6.2 Return of Materials. The Executive agrees to immediately deliver or return to the Employer upon request of the Employer, upon termination, upon expiration of this Agreement, or as soon thereafter as possible, all written information and any other similar items furnished by the Employer or prepared by the Executive in connection with the Executive’s services hereunder and to immediately delete all electronically stored data of the Employer maintained on the Executive’s personal computers and to return all Employer-provided computers or communication devices. The Executive will retain no copies thereof after termination of this Agreement or termination of the Executive’s employment.

6.3 Creative Work. The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during the term of this Agreement, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by the Employer. The Executive hereby assigns to the Employer all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

6.4 Affiliates’ Confidential Information is Covered; Confidentiality Obligation Survives Termination. For purposes of this Agreement, the term “affiliate” of the Employer includes any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Corporation or the Bank. The rights and obligations set forth in this Article 6 shall survive termination of this Agreement.

6.5 Injunctive Relief. The Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Employer if the Executive fails to observe the obligations imposed by this Article 6. Accordingly, if the Employer institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to the Employer, and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. The confidentiality and remedies provisions of this Article 6 shall be in addition to and shall not be deemed to supersede or restrict, limit, or impair the Employer’s rights under applicable state or federal statute or regulation dealing with or providing a remedy for the wrongful disclosure, misuse, or misappropriation of trade secrets or proprietary or confidential information.

ARTICLE 7

COMPETITION AFTER EMPLOYMENT TERMINATION

7.1 Covenant Not to Solicit Employees. The Executive agrees not to, directly or indirectly, solicit or employ the services of any officer or employee of the Employer (including an individual who was an officer or employee of the Employer during the one year period following the Executive’s termination) for one year after the Executive’s employment termination, other than a termination by the Employer without Cause or termination by the Executive for Good Reason.

7.2 Covenant Not to Solicit Customers. The Executive agrees not to, directly or indirectly (without the written consent of the Employer) on his own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, directly or by assisting others, any business from any of the Employers’ customers (or the customers of any affiliate of the Employers), including actively sought prospective customers, with whom the Executive has or had material contact during the last two years of the Executive’s employment, for purposes of providing products or services that are competitive with those provided by the Employers, for one year after the Executive’s employment termination, other than a termination by the Employer without Cause or termination by the Executive for Good Reason.

7.3 Covenant Not to Compete.

(a) The Executive covenants and agrees not to compete directly or indirectly with the Employer for one year after employment termination, other than a termination by the Employer without Cause or a termination by the Executive for Good Reason. For purposes of this Section 7.3:

(1)	the term compete means:

(i)	providing financial products or services on behalf of any financial institution for any person residing in the territory;

(ii)	assisting (other than through the performance of ministerial or clerical duties) any financial institution in providing financial products or services to any person residing in the territory; or

(iii)	inducing or attempting to induce any person who was a customer of the Employer at the date of the Executive’s employment termination to seek financial products or services from another financial institution.

(2)	the words directly or indirectly mean:

(i)	acting as a consultant, officer, director, independent contractor, or employee of any financial institution in competition with the Employer in the territory, or

(ii)	communicating to such financial institution the names or addresses or any financial information concerning any person who was a customer of the Employer when the Executive’s employment terminated.

(3)	the term customer means any person to whom the Employer is providing financial products or services on the date of the Executive’s employment termination or within one year thereafter.

(4)	the term financial institution means any bank, savings association, or bank or savings association holding company, or any other institution, the business of which is engaging in activities that are financial in nature or incidental to such financial activities as described in Section 4(k) of the Bank Holding Company Act of 1956, other than the Employer or any of its affiliated corporations.

(5)	financial product or service means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under Section 4(k) of the Bank Holding Company Act of 1956 and that is offered by the Employer or an affiliate on the date of the Executive’s employment termination, including but not limited to banking activities and activities that are closely related and a proper incident to banking.

(6)	the term person means any individual or individuals, corporation, partnership, fiduciary or association.

(7)	the term territory means the geographic area within a fifty (50) miles radius of any office or branch of the Bank.

(b) If any provision of this section or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographical and temporal restrictions contained therein) is held to be unenforceable or invalid for any reason, the unenforceable or invalid provision or portion shall be modified or deleted so that the provisions hereof, as modified, are legal and enforceable to the fullest extent permitted under applicable law.

(c) The Executive acknowledges that the Employer’s willingness to enter into this Agreement and to make the payments contemplated by Articles 3 and 4 of this Agreement is conditioned on the Executive’s acceptance of the covenants set forth in Articles 6 and 7 of this Agreement and that the Employer would not have entered into this Agreement without such covenants in force.

7.4 Injunctive and Other Relief. Because of the unique character of the services to be rendered by the Executive hereunder, the Executive understands that the Employer would not have an adequate remedy at law for the material breach or threatened breach by the Executive of any one or more of the Executive’s covenants in this Article 7. Accordingly, the Executive agrees that the Employer’s remedies for a breach of this Article 7 include, but are not limited to, (x) forfeiture of any money representing accrued salary, contingent payments, or other fringe benefits (including any amount payable pursuant to Article 4) due and payable to the Executive during the period of any breach by Executive, and (y) a suit in equity by the Employer to enjoin the Executive from the breach or threatened breach of such covenants. The Executive hereby waives the claim or defense that an adequate remedy at law is available to the Bank and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. Nothing herein shall be construed to prohibit the Employer from pursuing any other or additional remedies for the breach or threatened breach.

7.5 Article 7 Survives Termination But Is Void After a Change in Control. The rights and obligations set forth in this Article 7 shall survive termination of this Agreement. However, Article 7 shall become null and void effective immediately upon a Change in Control.

ARTICLE 8

MISCELLANEOUS

8.1 Successors and Assigns.

(a) This Agreement shall be binding upon the Employers and any successor to the Employers, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Employers by purchase, merger, consolidation, reorganization, or otherwise, but this Agreement and the Employers’ obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Employer. By agreement in form and substance satisfactory to the Executive, the Employers shall require any successor to all or substantially all of the business or assets of the Employers expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Employers would be required to perform had no succession occurred.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c) Without written consent of the other parties, no party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement, except as expressly provided herein. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this Section 8.1, the Employer shall have no liability to pay any amount to the assignee or transferee.

8.2 Arbitration. Except for any claim for injunctive relief, any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The Employer and the Executive agree that they will seek to enforce any arbitration award in the Superior Court of Norfolk County. The decision of the arbitration panel shall be final and biding upon the parties and judgment upon the award rendered by the arbitration panel may be entered by any court having jurisdiction. The Employer and the Executive agree to share equally the fees and expenses associated with the arbitration proceedings. The Executive must initial here:

8.3 Attorneys’ Fees. With respect to arbitration of disputes and litigation ensues between the parties concerning the enforcement of an arbitration award, each party shall pay its own fees, costs and expenses; provided, however, the Employer shall advance to the Executive reasonable fees, costs and expenses incurred by the Executive in preparing for and in initiating or defending against any proceeding or suit brought to enforce rights or obligations set forth in this Agreement. Such advances shall be made within thirty (30) days after receiving copies of invoices presented by the Executive for such fees, costs and expenses. The Executive shall have the obligation to reimburse the Employer within sixty (60) days following the final disposition of the matter (including appeals) to the full extent of the aggregate advances unless the panel of arbitrators or court, as the case may be, has ruled in favor of the Executive on the merits of the substantive issues in dispute.

8.4 Governing Law, Jurisdiction and Forum. This Agreement shall be construed under and governed by the internal laws of the Commonwealth of Massachusetts, without giving effect to any conflict of laws provision or rule that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts. By entering into this Agreement, the Executive acknowledges that the Executive is subject to the jurisdiction of both the federal and state courts in Norfolk County, Massachusetts.

8.5 Entire Agreement. This Agreement sets forth the entire agreement of the parties concerning the employment of the Executive by the Employer. Any oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Agreement, including the agreement with the Bank, dated May 16, 2007, are hereby rescinded, revoked, and rendered null and void by the parties.

8.6 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Employer at the time of the delivery of such notice, and properly addressed to the Employer if addressed to the board of directors of the Corporation and the Bank at the Bank’s executive offices.

8.7 Severability. If there is a conflict between any provision of this Agreement and any statute, regulation, or judicial precedent, the latter shall prevail, but the affected provisions of this Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law. If any provisions of this Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the remainder of this Agreement shall continue in full force and effect unless that would clearly be contrary to the intentions of the parties or would result in an injustice.

8.8 Captions and Counterparts. The captions in this Agreement are solely for convenience. The captions do not define, limit, or describe the scope or intent of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.9 No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment. Moreover, provided the Executive is not in breach of any obligation under Articles 6 and 7 of this Agreement, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned or benefits provided as the result of employment of the Executive or as a result of the Executive being self-employed after employment termination.

8.10 Amendment and Waiver. This Agreement may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provision, nor affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

8.11 Compliance with Internal Revenue Code Section 409A. The Employer and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A of the Code. If any provision of this Agreement does not satisfy the requirements of Section 409A of the Code, such provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Agreement would subject the Executive to additional tax or interest under Section 409A of the Code, the Employer shall reform the provision. However, the Employer shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Employer shall not be required to incur any additional compensation expense as a result of the reformed provision.

8.12 Regulatory Requirements.

(a) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Employer under this Agreement shall terminate, as of the effective date of such order, except for the payment of Annual Base Salary due and owing under Section 3.1 on the effective date of said order, and reimbursement under Section 3.5 of expenses incurred as of the effective date of termination.

(b) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), all obligations of the Employer under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer shall reinstate (in whole or in part) any of its obligations which were suspended.

(c) If the Employer is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but the vested rights of the parties shall not be affected.

(d) All obligations under this Agreement shall be terminated, except to the extent a determination is made that continuation of the contract is necessary for the continued operation of the Employer (1) by the director of the Federal Deposit Insurance Corporation (the “FDIC”) or his or her designee (the “Director”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in Section 13(c) of the FDIA; or (2) by the Director, at the time the Director approves a supervisory merger to resolve problems related to operation of the Employer when the Employer is determined by the Director to be in an unsafe and unsound condition. Any rights of the Executive that have already vested, however, shall not be affected by such action.

(e) All obligations under this Agreement are further subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable state banking laws.

(f) Notwithstanding anything contained in this Agreement to the contrary, no payments shall be made pursuant any provision herein in contravention of the requirements of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)).

[signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

WELLESLEY BANCORP, INC.

For the Board of Directors

WELLESLEY BANK

For the Board of Directors

Thomas J. Fontaine